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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 12b-25

                                                      S.E.C. file number 0-17756
                                                          CUSIP number 210446308


                          NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-KSB  [ ] Form 11-K  [ ] Form 20-F  [ ] Form 10-QSB
              [ ] Form N-SAR

For Period Ended December 31, 1997

 [ ]  Transition Report on Form 10-KSB    [ ]  Transition Report on Form 10-QSB
 [ ]  Transition Report on Form 20-F      [ ]  Transition Report on Form N-SAR
 [ ]  Transition Report on Form 11-K

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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PART I.   REGISTRANT INFORMATION

Full name of registrant        Consulier Engineering, Inc.
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Former name if applicable

           N/A
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Address of Principal Executive Office (Street and Number)

                          169 Tequesta Drive, Suite 31E
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City, State and Zip Code          Tequesta, FL  33469
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PART II.   RULES 12B-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   [x] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   [ ]  (c)  The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.


PART III.   NARRATIVE

     State below in reasonable detail the reasons why Form 10-KSB, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     The registrant's independent auditors, BDO Seidman, LLP, require additional time to complete their quality review procedures in order to release their audit opinion.

PART IV.   OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

             Ralph D. Butler                      (561)         842-2492
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                  (Name)                       (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           Consulier Engineering, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date  March 27, 1998       By /s/ Ralph D. Butler
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                              Ralph D. Butler
                              Chief Financial Officer, Secretary and Treasurer






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